Exhibit 10(y)

ACKNOWLEDGMENT

Effective as of October 29, 2010

AMONG:

CILLRYAN’S BAKERY LIMITED,

a company incorporated under the laws of

the Republic of Ireland

(hereinafter “CillRyan’s”)

and

PROPHY,

an unlimited liability company incorporated

under the laws of the Republic of Ireland

(hereinafter “Prophy”)

and

FOSTERS STAR LIMITED,

a liability company incorporated under the

laws of the Republic of Ireland in the process

of converting to an unlimited liability

company under the name Fosters Star

(hereinafter “Fosters”)

RECITALS:

A.	Since March 6, 2001 Prophy, a wholly-owned subsidiary of IAWS Group, Limited (formerly IAWS Group, plc, hereinafter “IAWS”), has been an owner of a 50% shareholder interest in CillRyan’s;

B.	Fosters, a company incorporated under the laws of the Republic of Ireland is the owner of a 50% shareholder interest in CillRyan’s, with such interest previously being held by other affiliates of Fosters;

C.	The interests of Prophy and Fosters in CillRyan’s have been held pursuant to a March 6, 2001 Unanimous Shareholders Agreement, as amended (the “USA”) and CillRyan’s, directly and through its affiliates, developed and acquired technology and established a facility in Canada to prepare par-baked bread and par-baked donuts;

D.	Fosters is an indirect wholly-owned subsidiary of Tim Hortons Inc. (“THI”), and Prophy is an indirect wholly-owned subsidiary of ARYZTA AG (“ARYZTA”);

E.	Prophy gave Fosters notice under Section 6.2 of the USA a copy of which is attached as Exhibit A, offering to purchase all but not less than all of the shares in CillRyan’s held by Fosters, being 1,055,250,100 B ordinary shares of CAD$0.01 each (the “Sale Shares”) for an aggregate price of CAD$475,000,000 or to sell to Fosters all but not less than all of the shares in CillRyan’s held by Prophy, being 1,055,250,100 A ordinary shares of CAD$0.01 each for an aggregate price of CAD$475,000,000;

F.	On August 13, 2010, Fosters accepted Prophy’s offer to purchase from Fosters all of the Sale Shares for an aggregate price of CAD$475,000,000; and

G.	Closing of the buy/sell transaction pursuant to the buy/sell provisions of the USA is to take place on October 29, 2010 (the “Closing”) and immediately following the Closing, ARYZTA, through its affiliates, will own all of the issued and outstanding shares of CillRyan’s and the USA, other than certain provisions intended to survive termination, will terminate;

In consideration of the mutual acknowledgments and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The parties confirm the accuracy of the above recitals.

2.	The parties confirm:

(a)	the completion of the purchase by Prophy of the Sale Shares on October 29, 2010 for an aggregate price of CAD$475,000,000; and

(b)	that CillRyan’s has a continuing obligation under Section 8.5 of the USA to maintain in effect for not less than six years from the date of Closing coverage equivalent to that in effect under the then current policies of the directors’ and officers’ liability insurance maintained by CillRyan’s and its subsidiaries which is no less advantageous and with no gaps or lapses in coverage with respect to matters occurring prior to the date of Closing and will annually provide proof of insurance to Fosters and THI no less than 10 days prior to the expiry of the then existing policy.

3.	Notices under this Acknowledgment may be sent in accordance with the provisions of Section 14.2 of the USA to the following addresses:

(a)	notices to CillRyan’s shall be sent as follows:

Address:	Grange Castle Business Park
Clondalkin
Dublin 22
Ireland

Attention:	Chief Financial Officer
Facsimile:	353 1 464 7594

(b)	notices to Prophy shall be sent as follows:

Address:	151 Thomas Street
Dublin 8
Ireland

Attention:	Pat Morrissey
Facsimile:	+41 44 583 42 49

(c)	notices to Fosters shall be sent as follows:

Address:	Temple Chambers
3 Burlington Road
Dublin 4
Ireland

Attention:	Secretary
Facsimile:	011-353-1-667-5200

with a copy to THI as follows:

Address:	874 Sinclair Road
Oakville, Ontario
L6K 2Y1

Attention:	General Counsel
Facsimile:	905-845-2931

4.	This Acknowledgment shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the domestic laws of Canada applicable therein.

5.	If any provision of this Acknowledgment shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Acknowledgment and the remaining provisions shall continue in full force and effect.

6.	This Acknowledgment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Acknowledgment to be executed by their duly authorized signatories with effect as of the date first above written.

GIVEN under the Common Seal of CILLRYAN’S BAKERY LIMITED

/S/ HUGO KANE

/s/ PAT MORRISSEY

GIVEN under the Common Seal of PROPHY

/S/ PAT MORRISSEY

/s/ HILLIARD LOMBARD

GIVEN under the Common Seal of FOSTERS STAR LIMITED

/s/ DAVID ROY	Director

/s/ ANTHONY COLLINS	Director

EXHIBIT A

Section 6.2 Compulsory Buy/Sell

(1)	At any time after the fifth anniversary of the date of this Agreement, any Shareholder Group (hereinafter collectively called the “Originating Shareholder”) by notice in writing (hereinafter called the “Compulsory Notice”) given to the other Shareholder Group may offer:

(a)	to purchase from the other Shareholder Group all but not less than all of the Shares held by the other Shareholder Group at a particular price per Share and on the same terms and conditions set forth in the Compulsory Notice; and

(b)	to sell to the other Shareholder Group all but not less than all of the Shares held by the Originating Shareholder at the same price per Share and on the same terms and conditions as in subsection 6.2(l)(a).

(2)	(a)	The other Shareholder Group shall have thirty (30) days after receipt of the Compulsory Notice to either accept the offer made pursuant to subsection 6.2(l)(a) above or to accept the offer made pursuant to subsection 6.2(l)(b) above, in either case by giving notice in writing to the Originating Shareholder.

(b)	In the event that a notice accepting either offer has not been received by the Originating Shareholder from the other Shareholder Group within the said thirty (30) day period, the other Shareholder Group shall be deemed to have accepted the offer made pursuant to subsection 6.2(l)(a) above.

(3)

The provisions of this Section 6.2 shall be suspended and inoperative during the period of any pending sale and purchase of assets or Shares initiated pursuant to [compulsory sale provisions pursuant to an event of default] hereof and the provisions of [compulsory sale provisions pursuant to an event of default]

hereof shall be suspended and inoperative during the period of any pending sale and purchase of Shares initiated pursuant to this Section 6.2.

(4)	Any purchase and sale of Shares pursuant to this Section 6.2 shall be completed at the registered office of the Company within ninety (90) days after the later of (a) issuance of the Compulsory Notice and (b) all Governmental Approvals, and the purchase price for the Shares shall be paid in accordance with the terms of the Compulsory Notice on the completion date against delivery of executed share transfers and certificates representing the Shares, duly endorsed in blank for transfer and otherwise in accordance with the provisions of Article 8.